                                                                   Exhibit 10.10


                         [FreeMarkets, Inc. Letterhead]

                                                                October 28, 1999

L. John Doerr
Partner
Kleiner Perkins Caufield & Byers
2750 Sand Hill Road
Menlo Park, CA  94025

Re: Share Transfer Restrictions
    ---------------------------

Dear Mr. Doerr:

         The purpose of this letter is to set forth our agreement with respect to the transfer by you of shares of the Common Stock, par value $.01 per share (the "Shares"), of FreeMarkets, Inc. (the "Company") that you acquire upon exercise of options granted to you by the Company on the date of this letter. In consideration of the receipt of such options, the undersigned hereby agrees that, for the period (the "Lock-Up Period") described below, he will not: (i) offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any Shares, or (ii) engage directly or indirectly in any transaction the likely result of which would involve a transaction prohibited by clause (i). The foregoing restriction is expressly agreed to preclude the undersigned from engaging in any hedging or other transaction which is designed to, or reasonably expected to lead to, or result in, a sale or disposition of the Shares even if such Shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Shares or with respect to any security that includes, relates to, or derives any significant part of its value from the Shares.

         For the purposes hereof, the Lock-Up Period shall mean: (i) with respect to all of the Shares, the period beginning on October 28, 1999 and ending on October 27, 2000; (ii) with respect to 233,333 Shares, the period beginning on October 28, 2000 and ending on October 27, 2001; and (iii) with respect to 116,667 Shares, the period beginning on October 28, 2001 and ending on October 27, 2002.

         Notwithstanding the foregoing restrictions on transfer, the undersigned may, at any time and from time to time during the Lock-Up Period, transfer the Shares (i) as bona fide gifts or transfers by will or intestacy, (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that any such transfer shall not involve a disposition for value, (iii) to a partnership which is the general partner of a partnership of which the undersigned is a general partner, provided, that, in the case of any gift or transfer described in clauses (i), (ii) or (iii), each donee or transferee agrees in writing to be bound by the terms and conditions contained herein in the same manner as such terms and conditions apply to the undersigned. For purposes hereof, "immediate family" means any relationship by blood, marriage or adoption, not more remote than first cousin.

         By signing this letter and accepting the grant of options referred to herein, the undersigned acknowledges that he is legally bound by the terms of this letter.

                                                  Very truly yours,

                                                  FreeMarkets, Inc.


                                                  By: /s/ Sam E. Kinney, Jr.
                                                     --------------------------

Accepted and agreed:

/s/ L. John Doerr
--------------------------
L. John Doerr